UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 15, 2010

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard, Covington, Kentucky  41011
(Address of principal executive offices)   (Zip Code)

P.O. Box 391, Covington, Kentucky  41012-0391
(Mailing Address)   (Zip Code)

Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

Master Formation Agreement

On July 15, 2010, Ashland Inc. (“Ashland”), Süd-Chemie Aktiengesellschaft (“SC”) and Ashland-Südchemie-Kernfest GmbH (“ASK”) entered into a Master Formation Agreement pursuant to which the parties agreed to form a joint venture to combine their respective worldwide businesses relating to the foundry industry (the “Transaction”).  Ashland and SC are presently equal 50% shareholders of ASK.  Pursuant to the Master Formation Agreement, Ashland will transfer its worldwide castings solution business and SC will transfer its worldwide foundry business to (i) ASK and its subsidiaries and (ii) a newly-formed U.S. limited partnership (the “USLP”).  ASK and the USLP are hereinafter referred to from time to time as the “JV Holding Companies.”  ASK, the USLP and their respective subsidiaries after the closing of the Transaction (the “Closing”) are hereinafter referred to from time to time as the “JV Group.”  After the Closing, Ashland and SC will each own, directly or indirectly through their respective subsidiaries, a 50% ownership interest in the JV Group.

At Closing Ashland will transfer (and cause its applicable affiliates to transfer) the Ashland companies and assets set forth in the Master Contribution and Sales Agreement (discussed below) to the JV Holding Companies.  Similarly, at Closing SC will transfer (and cause its applicable affiliates to transfer) the SC companies and assets set forth in the Master Contribution and Sales Agreement to the JV Holding Companies.

The Closing is subject to customary closing conditions and other conditions, including without limitation, that: (i) the Transaction may be lawfully consummated pursuant to the merger control laws of the Republic of Korea and the European Union, (ii) there is no enforceable judgment, injunction, order or decree prohibiting the Transaction, and (iii) ASK obtains necessary financing (A) of approximately EUR 18,800,000 to fund the closing balance payment to Ashland and (B) of EUR 40,000,000 for other corporate purposes.  Either Ashland or SC may rescind the Master Formation Agreement if (a) any mutual closing conditions (including without limitation those matters listed in clauses (i) – (iii) of the preceding sentence) have not been fulfilled within six months after the signing date of July 15, 2010 or (b) the other party has committed a Material Breach or suffered a Material Adverse Change (as each is defined in the Master Formation Agreement).

Master Contribution and Sale Agreement

In connection with the Master Formation Agreement, on July 15, 2010 Ashland, Ashland International Holdings, Inc. (“AIHI”), SC, Tecpro Holding Corporation Inc. (“Tecpro”) and ASK entered into a Master Contribution and Sale Agreement pursuant to which the parties have agreed to contribute or sell to the JV Holding Companies at Closing the specified Ashland and SC affiliated companies and business assets.  AIHI is a wholly-owned subsidiary of Ashland, and Tecpro is a wholly-owned subsidiary of SC.

Under the Master Contribution and Sale Agreement, Ashland will contribute or sell (and will cause its affiliates to contribute or sell) to the JV Holding Companies at Closing all of Ashland’s

direct or indirect ownership interests in the shares of the following Ashland affiliates and joint ventures: Ashland-Avébène S.A.S.; Ashland Resinas Ltda.; Ashland Japan Co. Ltd.; Ashland Korea Foundry Products Ltd.; Iberia Ashland Chemical, S.A.; Ashland Quimica Portuguesa Lda.; and Kemen Manguitos S.A.  Ashland will also contribute or sell (and will cause its affiliates to contribute or sell) to the JV Holding Companies at Closing Ashland’s direct or indirect ownership interests in the castings solution assets (other than those that are excluded under the Master Contribution and Sale Agreement) of the following Ashland affiliates: Ashland Canada Corp.; Ashland (China) Holdings, Co., Ltd.; Ashland (Changzhou) Advanced Chemical Co., Ltd.; Ashland India Pvt. Ltd.; Ashland Italia S.p.A.; Ashland Chemical de Mexico, S.A. de C.V.; Ashland Pacific Pty. Ltd. (Australia); Ashland UK Limited; certain intellectual property rights held by Ashland Licensing and Intellectual Property LLC; and certain assets located in Ashland’s representative office in St. Petersburg, Russia.  In addition, to balance the values of the respective assets transferred by Ashland and SC, ASK will pay Ashland at Closing an amount equal to EUR 18,800,000 plus/minus certain working capital adjustments.

SC will contribute or sell (and will cause its affiliates to contribute or sell) to the JV Holding Companies at Closing all of SC’s direct or indirect ownership interests in the shares of the following SC affiliates and joint ventures: Ashland-Avébène S.A.S.; Ajay Metachem Süd-Chemie Pvt. Ltd.; SKW Giesserei GmbH; WD-Giesserei-Technik GmbH; Süd-Chemie Hi-Tech Ceramics Inc.; and Tecpro Corporation Inc.  SC will also contribute or sell (and will cause its affiliates to contribute or sell) to the JV Holding Companies at Closing substantially all of SC’s direct or indirect ownership interests in the foundry assets of Jiangsu Süd-Chemie Chemicals Materials Co., Ltd./China.

The Master Contribution and Sale Agreement includes customary representations, warranties and covenants.  Breaches of such provisions would be subject to mutual indemnification obligations, some of which would be limited by a deductible and a cap on the amount of liability.  The Agreement also includes separate indemnification provisions for environmental and other specified matters.

Shareholders’ Agreement

At Closing, SC, Süd-Chemie Finance GmbH (“SC Finance”), Ashland and AIHI will enter into a new Shareholders’ Agreement which will govern shareholder, management, operational and other matters pertaining to ASK.  After the Closing, the shares of ASK will be owned: (i) 50% by SC and SC Finance, a wholly-owned subsidiary of SC, and (ii) 50% by AIHI (each, an “ASK Shareholder”, and together, the “ASK Shareholders”).

Shareholder Matters

Each ASK Shareholder will be entitled to one vote per share, provided that SC, SC Finance and their affiliates shall vote their shares as a block, and Ashland, AIHI and their affiliates shall vote their shares as a block.  A quorum for the transaction of business at any shareholders’ meeting will require the presence of 100% of the voting rights of ASK.  All actions of the ASK Shareholders will require majority approval of the voting rights present at the meeting, provided that certain matters will require the unanimous vote of all ASK Shareholders.

Supervisory Board

Subject to the provisions of the Shareholders’ Agreement, the Supervisory Board shall have the power and duty to supervise the Management Board and the management of any subsidiary, including, among other things, to resolve any actions submitted to it by the Management Board.  The Supervisory Board will consist of five members, three of whom will be appointed by SC and two of whom will be appointed by Ashland.  All decisions of the Supervisory Board will require a majority of the votes present at any meeting, provided that certain matters will require the unanimous approval of all members.

Management Board

Subject to the provisions of the Shareholders’ Agreement and applicable law, the Management Board will (i) conduct the day-to-day operations of ASK in accordance with its global business plan, global annual budget and Articles of Association, and (ii) observe the general and individual instructions issued by the ASK Shareholders’ pursuant to any shareholder meetings.  The Management Board will consist of at least two members, a chief executive officer and a chief financial officer.  The members of the Management Board shall be appointed by the ASK Shareholders pursuant to a nomination by SC.  The Management Board may not take actions on matters that require the unanimous approval of the Supervisory Board or the ASK Shareholders without their prior approval, as applicable.

Distribution Policy

ASK will, to the extent permitted by applicable law, make annual dividend distributions of one-third of the net profit as defined by International Financial Reporting Standards of the respective previous financial year (after taking into account debt service, working capital requirements and projected capital expenditures), provided that annual dividend distributions shall in no event exceed the net profit as calculated in accordance with the German commercial code.  Subsidiaries of ASK will make annual distributions to the largest extent possible under applicable law, taking into account reasonable considerations with respect to each subsidiary’s equity quota requirements.

Transfer Provisions

Pursuant to the Shareholders’ Agreement, the share transfer provisions include (i) all shares of ASK and (ii) all limited partnership units of the USLP (collectively, the “Shares”).

Ashland, AIHI, SC and SC Finance acknowledge in the Shareholders’ Agreement that each intends to remain a shareholder, directly or indirectly, in ASK for a minimum period of four years following the Closing.  Notwithstanding the foregoing, either Ashland or SC may make an offer to acquire the Shares held by the other party and its affiliates.  The party receiving the offer will have 30 days to accept or reject the offer.  If the offer is rejected, the requesting party will remain a shareholder of ASK.

Beginning the fifth year following the Closing, Ashland will have the right to sell the Shares held by it and its affiliates to SC on mutually agreed terms by submitting a written request to SC.  If Ashland does not deliver such written request to SC by the expiration of the sixth year following the Closing, Ashland shall sell the Shares held by it and its affiliates to SC on mutually agreed terms upon the expiration of the sixth year following Closing.  If mutually agreed terms cannot be reached within 60 days of the request notice or the expiration of the sixth year following Closing, as applicable, then the fair market value of the Shares comprising the JV Group (the “JV Group Fair Market Value”) shall be determined through an appraisal process set forth in the Shareholders’ Agreement.  Following the determination of the JV Group Fair Market Value, SC shall have the option to acquire all of the Shares held by Ashland at such valuation.  If SC does not exercise the foregoing option within 15 days, then Ashland shall have the option to acquire all Shares held by SC at such valuation.  If Ashland does not exercise its option within 15 days, then the Shares shall be sold pursuant to an auction process.

Other Provisions

Each of Ashland and SC undertake (and will cause their respective affiliates to undertake) not to compete with the foundry products business for so long as it is a party to the Shareholders’ Agreement plus two years after either Ashland or SC, as applicable, sells its Shares to the other party.  Upon the effectiveness of the Shareholders’ Agreement, the previous shareholders’ agreement between Ashland and SC, dated April 14, 1970, will be terminated.

Item 8.01     Other Events
On July 15, 2010, Ashland issued a news release announcing the entering into of the joint venture arrangement described in Item 1.01 above.  A copy of the news release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

	Exhibit	Description

	99.1	News Release dated July 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.

Date: July 15, 2010	By:	/s/ David L. Hausrath
David L. Hausrath
Senior Vice President and
General Counsel

Exhibit Index

Exhibit	Description

99.1	News Release dated July 15, 2010.